Exhibit 16.1

April 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Babcock & Wilcox Enterprises, Inc.’s Form 8-K dated April 10, 2025, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, as well as the second, third, fourth, and fifth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph or the sixth and seventh paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE